Exhibit 4.2

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATION OF INCORPORATION
OF
INSITE VISION INCORPORATED

InSite Vision Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporations”), does hereby certify:

The amendment to the Corporation’s Restated Certificate of Incorporation set forth in the following resolutions approved by the Corporation’s Board of Directors were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (“General Corporation Law”) and by the vote of the majority of the outstanding shares of Common Stock entitled to vote thereon taken at an Annual Meeting of the Stockholders duly called and held upon notice in accordance with Section 222 of the General Corporation Law.

NOW THEREFORE BE IT RESOLVED, that Article X of the Restated Certificate of Incorporation is hereby deleted and restated in its entirely as follows:

“[Intentionally Omitted]”

RESOLVED FURTHER, that the foregoing amendment of the restated Certificate of Incorporation is hereby approved and adopted.

IN WITNESS THEREOF, InSite Vision Incorporated has caused this certificate to be signed and attested by its duly authorized officers this 3 of JUNE, 1994.

INSITE VISION INCORPORATED

By:	/s/ S. Kumar Chandrasekaran
S. Kumar Chandrasekaran,
Chairman if the Board, Chief Executive Officer and Chief Financial Officer

Attest:	/s/ Clifford Orant
Clifford Orant
President, Chief Operating Officer and Secretary